Rockwell Medical Reports Third Quarter 2024 Earnings, Generates Profitability on a Cash Flow and Adjusted EBITDA Basis for the Second Consecutive Quarter
•Reports net product sales of $28.3 million for the third quarter of 2024, an increase of 31% over net product sales for the same period in 2023. Net product sales for the third quarter of 2024 included a special large order of premium-priced products by our largest customer.
•Reports gross profit of $6.2 million for the third quarter of 2024, an increase of 183% over the same period in 2023.
•Achieves gross margin of 22% for the third quarter of 2024 compared to a gross margin of 9% for the same period in 2023.
•Generates $4.3 million in cash flow from operations for the third quarter of 2024.

Wixom, Michigan, November 12, 2024 – Rockwell Medical, Inc. (the "Company") (Nasdaq: RMTI), a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products to dialysis providers worldwide, today announced financial and operational results for the three and nine months ended September 30, 2024.

"We are incredibly pleased with our financial results for the third quarter of 2024," said Mark Strobeck, Ph.D., Rockwell Medical’s President and CEO. "Our achievements reflect the continued improvements we are making here at Rockwell, building upon a robust foundational business. We are working to expand our hemodialysis product portfolio and introduce new products to the market in 2025."

Rockwell Medical’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 will provide a full analysis of the Company’s business strategy as well as its third quarter of 2024 results.

THIRD QUARTER 2024 FINANCIAL HIGHLIGHTS

Net sales for the three and nine months ended September 30, 2024 consisted solely of concentrates products sales. Net sales for the same periods in 2023 consisted of concentrates products sales and the recognition of $1.5 million of deferred license revenue related to the termination of the Baxter distribution agreement in the first quarter of 2023, and $2.2 million of deferred license revenue related to the termination of the Triferic (dialysate) distribution agreement with Wanbang Biopharmaceuticals Co., Ltd. in the third quarter of 2023. Additionally, in connection with the Wanbang agreement, Rockwell Medical reserved $1.1 million of long-term inventory for which the Company realized a net increase of $1.1 million in gross profit for the third quarter of 2023 as a result of the termination of the Wanbang development effort.

The following financial highlights are for the three and nine months ended September 30, 2024:

Net Sales
•Net sales for the three months ended September 30, 2024 were $28.3 million, the highest quarterly concentrates products sales generated to date for the Company. This represents a 19% increase over net sales of $23.8 million for the same period in 2023. Excluding deferred revenue, net sales for the three months ended September 30, 2024 increased 31% over $21.6 million for the same period in 2023. The increase of $6.7 million was driven by $4.5 million from a special large order of premium-priced products purchased by our largest customer, as well as $2.5 million of increased sales and price increases to existing customers.
•Net sales for the nine months ended September 30, 2024 were $76.8 million, which represents a 25% increase over net sales of $61.5 million for the same period in 2023. The increase in net sales was primarily due to customers being added through the Evoqua Water Technologies asset acquisition, a special large order of premium-priced products purchased by our largest customer, as well as increased sales and price increases to existing customers. Excluding deferred revenue, net sales for the nine months ended September 30, 2024 increased 33% over $57.7 million for the same period in 2023.
Gross Profit
•Gross profit for the three months ended September 30, 2024 was $6.2 million, which represents a 183% increase over $2.2 million for the same period in 2023. Excluding the impact of deferred revenue recognition, gross profit for the three months increased 464% over $1.1 million for the same period in 2023 driven by a special large order of premium-priced products purchased by our largest customer, as well as increased sales and price increases to existing customers.
•Gross profit for the nine months ended September 30, 2024 was $13.9 million, which represents a 137% increase over $5.8 million for the same period in 2023. Excluding deferred revenue, gross profit for the nine months ended September 30, 2024 increased 342% over $3.1 million for the same period in 2023.
Gross Margin
•Gross margin for the three months ended September 30, 2024 was 22%, which represents an increase from 9%, or 5% excluding deferred revenue, for the same period in 2023. The improvement in gross margin was largely driven by improved operational efficiencies, a special large order of premium-priced products purchased by our largest customer, as well as increased sales and price increases to existing customers.
•Gross margin for the nine months ended September 30, 2024 was 18%, which represents an increase from 9%, or 5% excluding deferred revenue, for the same period in 2023.
Net Income
•Net income for the three months ended September 30, 2024 was $1.7 million compared to a net loss of $1.9 million for the same period in 2023. Excluding deferred revenue, net income for the third quarter of 2024 represented a $4.6 million improvement over a net loss of $3.0 million for the same period in 2023.
•Net income for the nine months ended September 30, 2024 was $0.3 million, which represents an improvement of $7.2 million over a net loss of $6.9 million for the same period in 2023. Excluding deferred revenue, net loss for the nine months ended September 30, 2024 improved by $9.9 million over net loss of $9.6 million the same period in 2023.
Adjusted EBITDA
•Adjusted EBITDA for the three months ended September 30, 2024 was $2.8 million compared with a negative adjusted EBITDA of $1.2 million for the same period in 2023.
•Adjusted EBITDA for the nine months ended September 30, 2024 was $3.8 million compared with a negative adjusted EBITDA of $4.4 million for the same period in 2023. Excluding deferred revenue, adjusted EBITDA for the nine months ended September 30, 2024 increased by $9.7 million over the same period in 2023.
Cash and Cash Equivalents
•Cash and cash equivalents and investments available-for-sale at September 30, 2024 increased to $18.3 million, which was driven by $4.3 million in cash flow from operations, compared to cash and cash equivalents and investments available-for-sale of $11.9 million at June 30, 2024.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Millions, Except Per Share Amounts)	2024	2023(a)	2024	2023(a)(b)
Net Sales	$28.3	$23.8	$76.8	$61.5

Gross Profit	6.2	2.2	13.9	5.8

Operating Income (Loss)	1.9	(1.7)	1.1	(6.1)

Net Income (Loss)	1.7	(1.9)	0.3	(6.9)

Adjusted EBITDA(d)	2.8	(1.2)	3.8	(4.4)

Basic Net Income (Loss) per Share(c)	$0.05	$(0.07)	$0.01	$(0.32)
Adjusted EPS(d)	$0.09	$(0.04)	$0.12	$(0.21)

(a) Includes $1.5 million of deferred license revenue related to the termination of the Baxter distribution agreement in the first quarter of 2023.
(b) Includes $2.2 million of deferred revenue related to the termination of the Wanbang Biopharmaceuticals Co., Ltd. distribution agreement in the third quarter of 2023.
(c) See Note 3 for more details related to Basic and Diluted Weighted Average Shares Outstanding on Form 10-Q filed November 12, 2024.
(d) See reconciliation to GAAP financial measures in the tables below.

THIRD QUARTER 2024 OPERATING HIGHLIGHTS
•During the third quarter of 2024, net product sales included a special large order of premium-priced products purchased by the Company's largest customer (the "Customer"). Additionally, Rockwell Medical received a Notice of Extension of Term (the "Extension") of the Amended and Restated Products Purchase Agreement (the "Amended Agreement"), dated September 21, 2023, which amended and restated the Products Purchase Agreement, dated July 1, 2019, with the Customer. The Extension extends the term of the Amended Agreement through December 31, 2025 (the "Extension Term"), during which Extension Term product pricing will increase under the terms of the Amended Agreement. The Customer has indicated to the Company that the Customer expects volumes to decline during the Extension Term as the Customer works to diversify its supplier base. Rockwell Medical is working with the Customer to focus volume reductions on products that the Company believes are least profitable for Rockwell Medical. Currently, the Company believes that the Customer's net sales in 2025 will decline between approximately $31 million and $38 million. The Customer is required to provide Rockwell Medical with a binding twelve-month forecast on or before December 15, 2024, at which time the Company will be able to determine the actual impact on net sales in 2025. Under the terms of the Amended Agreement, the Customer is committed to purchasing at least the amount provided in the binding forecast. The profit margin associated with the Customer's product purchases has historically ranged between a gross loss to a single-digit gross margin, excluding the special large order of premium-priced products purchased by the Customer. The Company is working to make up this projected revenue gap with new, higher margin customer contracts, product purchase agreements, distribution agreements, standard price increases, and hemodialysis product opportunities that would diversify the Company's portfolio of offerings — several of which are already in late-stage contract negotiations. Despite the expected year-over-year decline in revenue from the Customer, Rockwell Medical believes that the Company will be profitable in 2025 on an Adjusted EBITDA basis.
•Rockwell Medical entered into a multi-million dollar distribution agreement with Nipro Medical Corporation. Under the terms of the agreement, Rockwell Medical will continue to supply Nipro with the Company's liquid and dry acid and bicarbonate hemodialysis concentrates, as well as its dry acid concentrates mixer, for which Nipro has the right to distribute the Company's products globally, excluding the United States. The agreement will remain in effect for two years with the option to extend the agreement for an additional one-year period and includes product purchasing minimums of $5.0 million for the first year and incremental increases each subsequent year.
•Rockwell Medical announced a product purchase agreement with a leading at-home and acute care dialysis manufacturer in the United States. Under the terms of the agreement, Rockwell Medical will supply this customer with the Company's liquid acid RenalPure® and liquid bicarbonate SteriLyte®, both of which will be packaged in either the Company's four-per-case packaging for larger dialysis settings or the Company's two-per-case convenience pack for smaller acute care and at-home care settings.
•Rockwell Medical renewed its supply agreement with aQua Dialysis. As part of the renewal, the Company expanded the distribution of its liquid and dry acid and bicarbonate hemodialysis concentrates and other associated products offered by Rockwell Medical to all of aQua Dialysis' Texas-based clinics.
•Rockwell Medical was named a 2024 Fortune Best Workplaces in Manufacturing and ProductionTM List.

GUIDANCE
Rockwell Medical is increasing its 2024 guidance projections as follows:

	Updated 2024 Guidance (As of November 12, 2024)	Updated 2024 Guidance (As of August 8, 2024)	Updated 2024 Guidance (As of May 14, 2024)	Original 2024 Guidance (As of March 21, 2024)
Net (Product) Sales	$98.0M to $101.0M	$95.0M to $98.0M	$90.0M to $94.0M	$84.0M to $88.0M
Gross Profit	$15.0M to $17.0M	$14.0M to $16.0M	$13.0M to $15.0M	$12.0M to $14.0M
Gross Margin	16% to 18%	14% to 17%	14% to 16%	14% to 16%
Adjusted EBITDA	$4.0M to $5.0M	$0.75M to $1.5M	$0.5M to $1.0M	$0M to $0.5M

CONFERENCE CALL AND WEBCAST DETAILS

Date: Tuesday, November 12, 2024
Time: 8:00am ET
Live Number: (888) 660-6347 // (International) 1 (929) 201-6594
Conference Call ID: 4944610
Webcast and Replay: www.RockwellMed.com/Results
Speakers:
•Mark Strobeck, Ph.D. — President and Chief Executive Officer; and
•Jesse Neri — SVP, Finance.
Format: Discussion of third quarter 2024 financial and operational results followed by Q&A.

NON-GAAP FINANCIAL MEASURES
To supplement Rockwell Medical’s unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheets, which are prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), this press release also includes references to Adjusted EBITDA, a non-GAAP financial measure that is defined as net income (loss)

before net interest income (expense), net other income (expense), income tax expenses (benefit), depreciation and amortization, impairment charges, stock-based compensation expense, and other items that are considered unusual or not representative of underlying trends of our business, including but not limited to one-time severance costs, deferred revenue and inventory reserve amounts, if applicable for the periods presented. The Company has provided a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA at the end of this press release. In addition, the Company has excluded deferred revenue from the three-month and nine-month calculations of net sales, gross profit, gross margin and net loss. Each of these adjusted measures is a non-GAAP financial measure. The Company has provided reconciliations to the GAAP measures at the end of this press release.

Adjusted EBITDA is a key measure used by Rockwell Medical to understand and evaluate operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operating plans. The Company provides Adjusted EBITDA because it believes the metric is helpful in highlighting trends in its operating results because it excludes items that are not indicative of Rockwell Medical’s core operating performance. In particular, the Company believes that the exclusion of the items eliminated in calculating Adjusted EBITDA provides useful measures for period-to-period comparisons of Rockwell Medical’s business. Adjusted net sales, gross profit, gross margin and net loss is used by Rockwell Medical to understand growth within its hemodialysis concentrates business by excluding a one-time item that is not indicative of its core operating performance.

Adjusted EBITDA and net sales, gross profit, gross margin, net income, and net loss should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. Other companies, including companies in the same industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA and adjusted net sales, gross profit, gross margin and net loss as tools for comparison. There are a number of limitations related to the use of these non-GAAP financial measures rather than the most directly comparable financial measures calculated in accordance with GAAP. When evaluating the Company’s performance, you should consider Adjusted EBITDA and adjusted net sales, gross profit, gross margin and net loss alongside other financial performance measures, including net loss and other GAAP results. Adjusted EBITDA is our best proxy for cash burn. Adjusted net sales, gross profit, gross margin and net loss enable us to understand growth within our hemodialysis concentrates business by excluding a one-time item that is not indicative of our core operating performance.

ABOUT ROCKWELL MEDICAL
Rockwell Medical, Inc. (Nasdaq: RMTI) is a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products for dialysis providers worldwide. Rockwell Medical's mission is to provide dialysis clinics and the patients they serve with the highest quality products supported by the best customer service in the industry. Rockwell is focused on innovative, long-term growth strategies that enhance its products, its processes, and its people, enabling the Company to deliver exceptional value to the healthcare system and provide a positive impact on the lives of hemodialysis patients. Hemodialysis is the most common form of end-stage kidney disease treatment and is usually performed at freestanding outpatient dialysis centers, at hospital-based outpatient centers, at skilled nursing facilities, or in a patient’s home. Rockwell Medical's products are vital to vulnerable patients with end-stage kidney disease, and the Company is relentless in providing unmatched reliability and customer service. Certified as a Great Place to Work® in 2023 and 2024 and named Fortune Best Workplaces in Manufacturing & ProductionTM in 2024, Rockwell Medical is Driven to Deliver Life-Sustaining Dialysis SolutionsTM. For more information, visit www.RockwellMed.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as, "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "could," "can," "would," "develop," "plan," "potential," "predict," "forecast," "project," "intend," "look forward to," "remain confident," “feel confident,” “guidance,” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. These statements include (without limitation) statements regarding: the ability to improve profit margins under the Amended Agreement; the Company’s ability to compensate for the revenue decline under the Amended Agreement in 2025; plans to expand our global footprint; the impact of our strategy on our top and bottom line and building upon our financial results; the growth of our business; the impact of attaining profitability on the trajectory of our business; guidance for expenses, net sales, gross profit, gross margin and adjusted EBITDA. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Rockwell Medical's SEC filings), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include but are not limited to those risks more fully discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2023, as such description may be amended or updated in any subsequent reports filed with the SEC. Rockwell Medical expressly disclaims any obligation to update our forward-looking statements, except as may be required by law.

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CONTACT:
Heather R. Hunter
SVP, Chief Corporate Affairs Officer
(248) 432-1362
IR@RockwellMed.com

Financial Tables Follow

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ROCKWELL MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

	September 30,	September 30,
	2024	2023

Cash, Cash Equivalents & Investments available-for-sale	$18,272	$11,730
Total Assets	$57,084	$52,607
Total Liabilities	$27,949	$31,088
Total Stockholders’ Equity	$29,135	$21,519

Common Stock Outstanding	32,318,806	28,489,663
Common stock and common stock equivalents*	40,076,855	35,554,361

*Common stock and common stock equivalents:
Common stock	32,318,806	28,489,663
Preferred stock converted	1,363,636	1,363,636
Options to purchase common stock	1,874,729	1,367,493
Restricted stock awards	891	891
Restricted stock units	534,309	287,400
Common stock warrants	3,984,484	4,045,278
Total common stock and common stock equivalents	40,076,855	35,554,361

ROCKWELL MEDICAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023

Net Sales	$28,316	$23,771	$76,824	$61,519
Cost of Sales	22,077	21,569	62,971	55,685
Gross Profit	6,239	2,202	13,853	5,834
Research and Product Development	—	494	18	939
Selling and Marketing	726	556	1,906	1,584
General and Administrative	3,577	2,889	10,802	9,434
Operating Income (Loss)	1,936	(1,737)	1,127	(6,123)

Other (Expense) Income
Realized Gain on Investments	—	220	51	220
Interest Expense	(302)	(411)	(965)	(1,193)
Interest Income	30	56	63	169
Total Other Expense	(272)	(135)	(851)	(804)

Net Income (Loss)	$1,664	$(1,872)	$276	$(6,927)

Basic Net Income (Loss) per Share	$0.05	$(0.07)	$0.01	$(0.32)
Basic Weighted Average Shares Outstanding	31,551,805	27,521,088	30,447,588	21,526,978

Reconciliation to GAAP Financial Measures
(In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2024	2023	2024	2023
Net Income (Loss)	$1,664	$(1,872)	$276	$(6,927)
Income taxes	—	—	—	—
Interest expense	302	410	965	1,193
Depreciation and amortization	541	564	1,633	892
EBITDA	2,507	(898)	2,874	(4,842)

Severance costs	—	576	9	777
Stock-based compensation	321	212	910	717
Wanbang deferred revenue	—	(2,197)	—	(2,197)
Wanbang inventory reserve	—	1,098	—	1,098
Adjusted EBITDA	$2,828	$(1,209)	$3,792	$(4,447)
Adjusted EPS	$0.09	$(0.04)	$0.12	$(0.21)
Basic Weighted Average Shares Outstanding	31,551,805	27,521,088	30,447,588	21,526,978

Reconciliation to GAAP Financial Measures
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2024	2023	2024	2023
Net Sales	$28,316	$23,771	$76,824	$61,519
Deferred Baxter License Revenue	—	—	—	(1,472)
Deferred Triferic License Revenue	(11)	(2,197)	(34)	(2,327)
Net Sales excluding Deferred Revenue	28,305	21,574	76,790	57,721

Gross Profit	6,239	2,202	13,853	5,834
Deferred Baxter License Revenue	—	—	—	(1,472)
Deferred Triferic License Gross Profit	(11)	(1,099)	12	(1,228)
Gross Profit excluding Deferred Revenue	6,228	1,103	13,865	3,135

Net Income (Loss)	1,664	(1,872)	276	(6,927)
Deferred Baxter License Revenue	—	—	—	(1,472)
Deferred Triferic License Gross Profit	(11)	(1,099)	12	(1,228)
Net Income excluding Deferred Revenue	1,653	(2,971)	288	(9,626)

Adjusted EBITDA	2,828	(1,209)	3,792	(4,447)
Deferred Baxter License Revenue	—	—	—	(1,472)
Net Income excluding Deferred Revenue	2,828	(1,209)	3,792	(5,919)